Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Endeavour International Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Endeavour International Corporation of our reports dated March 7, 2005, with respect to the consolidated balance sheet of Endeavour International Corporation as of December 31, 2004, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Endeavour International Corporation and to the reference to our firm under the heading “Experts” in the prospectus .
Our report dated March 7, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Endeavour International Corporation’s internal control over financial reporting as of December 31, 2004, OER oil AS’s internal control over financial reporting associated with total assets of $63.3 million and total revenues of $3.7 million as of and for the year ended December 31, 2004.
/s/ KPMG LLP
Houston, Texas
December 16, 2005